Exhibit 23.2
Consent of Independent Certified Public Accountants
Board of Directors
ICNB Financial Corporation
     We consent to the use in this Registration Statement (Form S-4) of Firstbank Corporation and the related Prospectus and Proxy Statement of our report dated February 9, 2007, on the consolidated balance sheet of ICNB Financial Corporation as of December 31, 2006 and 2005 and the consolidated statements of income, stockholders’ equity, and cash flows for each of the three years ended December 31, 2006 and to the reference to us under the heading "Experts" in the prospectus.

/s/ Plante & Moran, PLLC

Plante & Moran, PLLC
Grand Rapids, Michigan
February 9, 2007
Exhibit 23.2